UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 22, 2009

MannKind Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50865	13-3607736
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

28903 North Avenue Paine Valencia, California (Address of principal executive offices)	91355 (Zip Code)

Registrant’s telephone number, including area code: (661) 775-5300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On June 19, 2009, MannKind Corporation (the “Company”) completed its acquisition from Pfizer Inc. (“Pfizer”) and its wholly owned subsidiary, Pfizer Manufacturing Frankfurt GmbH (the “Seller”), of a portion of the Seller’s inventory of bulk insulin and the Seller’s and Pfizer’s rights under a license to manufacture insulin for pulmonary delivery pursuant to that certain Insulin Sale and Purchase Agreement between the Company, Pfizer and the Seller dated March 6, 2009 (the “Insulin Agreement”). In accordance with the terms of the Insulin Agreement, on June 19, 2009, the Company, Pfizer and the Seller also entered into an Insulin Maintenance and Call-Option Agreement (the “Option Agreement”) pursuant to which the Company agreed to maintain and store the remainder of the Seller’s bulk insulin inventory (the “Retained Insulin”) and acquired an option to purchase the Retained Insulin, in whole or in part, at a specified price, to the extent that the Seller has not otherwise disposed of or used the Retained Insulin. The total purchase price for this transaction including consideration payable to the Company for the storage and maintenance of the Retained Insulin was $3 million, which the Company paid in cash.  A copy of the Insulin Agreement, which included the form of the Option Agreement as an annex, was filed as an exhibit with the Company’s Quarterly Report on Form 10-Q on May 4, 2009.

The closing of the transaction occurred contemporaneously with the closing of the purchase of certain assets related to the production of bulk insulin located at the Seller’s facility at Industriepark Hoechst, Frankfurt am Main, Germany pursuant to that certain LIP Asset or Business Sale and Purchase Agreement (the “Purchase Agreement”) between Pfizer, the Seller and Sanofi-Aventis Deutschland  GmbH  (“Sanofi-Aventis”).  The Company and MannKind Deutschland GmbH, a wholly owned subsidiary of the Company (“MannKind Deutschland”), were originally parties to the Purchase Agreement, but the rights and obligations of the Company and MannKind Deutschland under the Purchase Agreement were subject to a right of first refusal in favor of Sanofi-Aventis.  On June 8, 2009, Sanofi-Aventis exercised its right of first refusal, thereby releasing the Company and MannKind Deutschland from all of their obligations under the Purchase Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANNKIND CORPORATION
By:	/s/ David Thomson
	Name:	David Thomson, Ph.D., J.D.
	Title:	Corporate Vice President, General Counsel and Secretary

Dated:  June 22, 2009